UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                          National Research Corporation
                                (Name of Issuer)

                          Common Stock, $.001 par value
                         (Title of Class of Securities)

                                   637372 10 3
                                 (CUSIP Number)

                                December 31, 1998
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]   Rule 13d-1(b)

         [ ]   Rule 13d-1(c)

         [X]   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))
                               Page 1 of 5 Pages

------------------------
CUSIP No.   637372 10 3
          -------------
------------------------


========== =====================================================================
    1      NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Michael D. Hays

========== =====================================================================
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a)  |_|
           (SEE INSTRUCTIONS)                                           (b)  |_|


========== =====================================================================
    3      SEC USE ONLY



========== =====================================================================
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States


=========================== ======== ===========================================
        NUMBER OF              5      SOLE VOTING POWER

          SHARES                      4,877,510

       BENEFICIALLY

         OWNED BY           ======== ===========================================
                               6      SHARED VOTING POWER
           EACH
                                      -0-
        REPORTING

          PERSON
                            ======== ===========================================
           WITH                7      SOLE DISPOSITIVE POWER

                                      4,877,510


                            ======== ===========================================
                               8      SHARED DISPOSITIVE POWER

                                       -0-


========== =====================================================================
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    4,877,510


========== =====================================================================
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             |_|
           CERTAIN SHARES (SEE INSTRUCTIONS)


========== =====================================================================
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    68.8%

========== =====================================================================
   12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                    IN


========== =====================================================================

                               Page 2 of 5 Pages

Item 1(a).                 Name of Issuer:

                           National  Research  Corporation

Item 1(b).                 Address of Issuer's Principal Executive Offices:

                           1033 "O" Street
                           Lincoln, Nebraska 68508

Item 2(a).                 Name of Person Filing:

                           Michael D. Hays

Item 2(b).                 Address  of  Principal  Business  Office or, if none,
                           Residence:

                           1033 "O" Street
                           Lincoln, Nebraska 68508

Item 2(c).                 Citizenship:

                           United States

Item 2(d).                 Title of Class of Securities:

                           Common Stock, $.001 par value

Item 2(e).                 CUSIP Number:

                           637372 10 3

Item  3.                   If  this   statement  is  filed   pursuant  to  Rules
                           13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                           Not Applicable


Item 4.                    Ownership (as of December 31, 1998).

                           (a) Amount Beneficially Owned: 4,877,510 shares.

                           (b) Percent of Class: 68.8%


                               Page 3 of 5 Pages

                           (c) Number of shares as to which such person has:


                              (i)       sole power to vote or to direct the vote

                                        4,877,510 shares

                              (ii) shared power to vote or to direct the vote

                                         - 0 -

                              (iii) sole power to dispose or to direct the disposition of

                                        4,877,510 shares

                              (iv) shared power to dispose or to direct the disposition of

                                         - 0 -

Item 5.                    Ownership of Five Percent or Less of a Class.

                           Not Applicable

Item 6.                    Ownership  of More  than  Five  Percent  on Behalf of
                           Another Person.

                           Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                           Not Applicable

Item 8.                    Identification  and  Classification of Members of the
                           Group.

                           Not Applicable

Item 9.                    Notice of Dissolution of Group.

                           Not Applicable

Item 10.                   Certification.

                           Not Applicable

                               Page 4 of 5 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



1/27/99
Date


/s/ Michael D. Hays
Signature


Michael D. Hays
Name